EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER RESULTS

ATLANTA, Georgia, August 13, 2009 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $12 thousand, or a loss of $0.01 per diluted share, for the three month period ended June 30, 2009, compared to net income of $0.8 million, or $0.02 per diluted share, for the three month period ended June 30, 2008. For the six month period ended June 30, 2009, net income was $0.3 million, or nil per diluted share, compared to a net loss of $1.0 million, or $0.08 per diluted share, for the comparable period in 2008. Results for the six month period ended June 30, 2008 included a loss from discontinued operations of approximately $2.2 million, or $0.10 per diluted share. Discontinued operations were composed of the Company’s regional property and casualty companies which were disposed of on March 31, 2008.

Total revenues for the three month period ended June 30, 2009 were $25.7 million, increasing 0.5% from the $25.6 million for the three month period ended June 30, 2008. Insurance premiums during this quarter increased 2.6% from the comparable 2008 premiums. For the six month period ended June 30, 2009, revenues were $51.3 million, decreasing 0.3% from the comparable 2008 revenues of $51.5 million. Premiums increased during both the three month and six month periods ended June 30, 2009 resulting from increased marketing investments and occurred primarily in the life and health segment. Declining investment income in both the three and six month periods ended June 30, 2009 reflected the low current interest rate environment and moderated the change in total revenues.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We have significantly increased our marketing initiatives, particularly in our life and health segment. We are actively and successfully recruiting new and productive agents in various parts of the country. Further, we believe that changes occurring in the Medicare Advantage market create additional opportunity for continued top line growth. Our property and casualty operations were challenged with higher than normal losses this quarter and we currently believe that to be more of an aberration than an evolving trend. While the economy in general remains challenging, we are committed to making the investments necessary to profitably grow our premiums and related revenues.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2009	2008	2009	2008
Insurance premiums	$ 22,941	$ 22,367	$ 45,738	$ 45,399
Investment income	2,708	2,978	5,443	5,668
Realized investment gains (losses), net	(26)	2	(13)	26
Other income	84	222	151	379
Total revenue	25,707	25,569	51,319	51,472
Insurance benefits and losses incurred	15,033	13,677	29,913	27,595
Commissions and underwriting expenses	7,412	7,414	14,930	15,723
Interest expense	694	795	1,415	1,722
Other	2,618	2,613	4,804	4,641
Total benefits and expenses	25,757	24,499	51,062	49,681
Income (loss) from continuing operations before income taxes	(50)	1,070	257	1,791
Income tax expense (benefit)	(62)	285	(11)	582
Income from continuing operations	12	785	268	1,209
Loss from discontinued operations, net of tax	-	-	-	(2,166)
Net income (loss)	$ 12	$ 785	$ 268	$ (957)
Net income (loss) per common share:

Basic income (loss) per common share:
Income (loss) from continuing operations	$ (0.01)	$ 0.02	$ -	$ 0.02
Loss from discontinued operations	-	-	-	(0.10)
Net income (loss) applicable to common shareholders	$ (0.01)	$ 0.02	$ -	$ (0.08)
Diluted income (loss) per common share:
Income (loss) from continuing operations	$ (0.01)	$ 0.02	$ -	$ 0.02
Loss from discontinued operations	-	-	-	(0.10)
Net income (loss) applicable to common shareholders	$ (0.01)	$ 0.02	$ -	$ (0.08)

Selected Balance Sheet Data	June 30, 2009	December 31, 2008
Total investments	$ 179,419	$ 173,116
Total assets	258,867	266,609
Insurance reserves and policy funds	127,307	130,774
Debt	41,238	41,238
Total shareholders' equity	77,463	75,414
Book value per common share	3.16	3.06